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                                                                    Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our joint report dated July 27, 1999 with respect to the financial statements of Apollo Leisure Group plc as of November 28, 1998 and for each of the two years then ended incorporated by reference in the Registration Statement and related Prospectus on Form S-8 to be filed by SFX Entertainment, Inc., with respect to its 1999 Stock Option and Restricted Stock Plan and in the Registration Statement and related Prospectus on form S-8 to be filed by SFX Entertainment, Inc., with respect to its Directors' Deferred Stock Ownership Plan.

/s/  Smith Partnership
Smith Partnership
Chartered Accountants
Manchester, England
October 6, 1999